Mail Stop 3561

                                                             November 1, 2018


   Rajesh K. Agrawal
   Executive Vice President and Chief Financial Officer
   The Western Union Company
   7001 East Belleview Avenue
   Denver, CO 80237

           Re:   The Western Union Company
                 Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 22, 2018
                 File No. 001-32903

   Dear Mr. Agrawal:

          We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                             Sincerely,

                                                             /s/ Jennifer
Thompson

                                                             Jennifer Thompson
                                                             Accounting Branch
Chief
                                                             Office of Consumer
Products